The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Trigger PLUS until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Trigger PLUS and we are not soliciting offers to buy these Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion

February 2025

Preliminary Pricing Supplement

Dated February 18, 2025

Registration Statement No. 333-283672
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 6, 2025
and Product Supplement dated February 6, 2025)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUSSM) due on or about February 25, 2027

$• Based on the Common Stock of L3Harris Technologies, Inc.

Principal at Risk Securities

The Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) offer leveraged exposure to the positive performance of the common stock of L3Harris Technologies, Inc. (the “underlying equity”), subject to an early redemption in exchange for potentially receiving shares of the underlying equity at maturity, the value of which is expected to be worth significantly less than the stated principal amount of the Trigger PLUS and may be worthless. If the closing price of the underlying equity is equal to or greater than the call threshold price on the call observation date, the Trigger PLUS will be redeemed early (an “early redemption”) for an amount per Trigger PLUS equal to the stated principal amount plus a return equal to the call premium (the “early redemption payment”). If the Trigger PLUS are not subject to an early redemption, the amount that investors receive at maturity for each Trigger PLUS, will be based on the direction and percentage change in the price of the underlying equity from the pricing date to the valuation date (the “underlying return”). At maturity, if the price of the underlying equity has increased from the pricing date to the valuation date, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying equity. If the price of the underlying equity has decreased and the final price is equal to or greater than the trigger price, the investor will receive the stated principal amount. However, if the price of the underlying equity has decreased and the final price is less than the trigger price, investors will receive per Trigger PLUS a number of shares of the underlying equity equal to the exchange ratio, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, could lose all of their initial investment. The “exchange ratio” is equal to the quotient of the stated principal amount divided by the initial price, observed to four decimal places. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. The Trigger PLUS are for investors who are willing to risk their principal, receive shares of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and forgo current income in exchange for the early redemption and upside leverage features that, in each case, apply to a limited range of performance of the underlying equity. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment in the Trigger PLUS. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments and deliveries on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts or deliveries owed to you under the Trigger PLUS and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:		UBS AG London Branch (“UBS”)
Underlying equity:		Common Stock of L3Harris Technologies, Inc. (Bloomberg Ticker: “LHX UN”)
Aggregate principal amount:		$•
Stated principal amount:		$1,000.00 per Trigger PLUS
Issue price:		$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Denominations:		$1,000.00 per Trigger PLUS and integral multiples thereof
Interest:		None
Pricing date:		Expected to be February 20, 2025
Original issue date:

Expected to be February 25, 2025 (3 business days after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to one business day before delivery will be required, by virtue of the fact that the Trigger PLUS will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:

Expected to be February 22, 2027 (approximately 24 months after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the valuation date and maturity date to ensure that the stated term of the Trigger PLUS remains the same.

Maturity date:		Expected to be February 25, 2027 (3 business days after the valuation date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Early redemption:

If the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price, the Trigger PLUS will be redeemed early and UBS will pay the early redemption payment on the early redemption payment date. No further payments will be made on the Trigger PLUS following an early redemption.

If the Trigger PLUS are redeemed early, you will receive only the early redemption payment, regardless of the actual increase in the price of the underlying equity and you will not benefit from the leverage feature that applies to the payment at maturity if the underlying return is positive.

Call observation date:		February 27, 2026 (approximately 12 months after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
Early redemption payment date:		March 4, 2026 (3 business days after the call observation date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Early redemption payment:		$1,000.00 + ($1,000.00 × Call Premium)
Call premium:		14.00%
Call threshold price:

•, which is equal to 100% of the initial price, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement).

Payment at maturity:

If the Trigger PLUS are not redeemed early, for each Trigger PLUS you hold at maturity:

￭ If the underlying return is positive:

$1,000.00 + Leveraged Upside Payment

￭ If the underlying return is zero or negative and the final price is equal to or greater than the trigger price:

$1,000.00

￭ If the underlying return is negative and the final price is less than the trigger price:

a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio

Accordingly, if the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, you will receive per Trigger PLUS a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Exchange ratio:

•, which is a number of shares of the underlying equity per Trigger PLUS equal to the quotient of the stated principal amount divided by the initial price, observed to 4 decimal places (as may be adjusted in the case of certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement). We will pay cash in lieu of delivering any fractional share in an amount equal to the product of the fractional share by the final price, each as determined by the calculation agent. For the avoidance of doubt, if the exchange ratio is less than 1.0000, your payment at maturity for each Trigger PLUS will be the cash value of the fractional share. Any decline in the price of the underlying equity during the period between the valuation date and the maturity date will result in a return on the Trigger PLUS at maturity that is less than the return you would have received had UBS instead paid you the cash value of the exchange ratio as of the valuation date.

Cash value:		The exchange ratio multiplied by the final price.
Underlying return:		The quotient, expressed as a percentage, of (i) the final price minus the initial price, divided by (ii) the initial price. Expressed as a formula: (Final Price − Initial Price) / Initial Price
Leveraged upside payment:		$1,000.00 × Leverage Factor × Underlying Return
Initial price:

•, which is the closing price of the underlying equity on the pricing date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement).

Final price:		The closing price of the underlying equity on the valuation date, as determined by the calculation agent
Leverage factor:		1.50
Trigger price:

•, which is equal to 80% of the initial price, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement).

CUSIP / ISIN:		90308VAJ0 / US90308VAJ08
Listing:		The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:		UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	100.00%	2.00%(a)	97.50%
+0.50%(b)
2.50%
Total:	$•	$•	$•

(1)UBS Securities LLC will purchase from UBS AG the Trigger PLUS at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC will agree to resell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is expected to be between $933.30 and $963.30. The range of the estimated initial value of the Trigger PLUS was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 10 herein.

Notice to investors: the Trigger PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Trigger PLUS at maturity, and the Trigger PLUS will have the same downside market risk as that of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Trigger PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Trigger PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 9 herein and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Trigger PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger PLUS or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated February 6, 2025	Prospectus dated February 6, 2025

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Additional Information About UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for various securities we may offer, including the Trigger PLUS) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm
￭	Product Supplement dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Auto-Callable Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated February 6, 2025, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

February 2025	Page 2

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Investment Overview

Auto-Callable Trigger Performance Leveraged Upside Securities

The Auto-Callable Trigger PLUS Based on the Common Stock of L3Harris Technologies, Inc. due on or about February 25, 2027 can be used:

￭To provide an opportunity to earn the early redemption payment, which is an amount equal to the stated principal amount plus a return equal to the call premium, if the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price.

￭If the Trigger PLUS are not redeemed early:

●As an alternative to direct exposure to the underlying equity that enhances the return for positive performance of the underlying equity over the term of the Trigger PLUS; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the underlying equity or any interest payments. You should carefully consider whether an investment that does not provide for any dividends or interest payments is appropriate for you.

●To enhance returns and potentially outperform the underlying equity in a bullish scenario.

●To achieve similar levels of upside exposure to the underlying equity as that of a hypothetical direct investment while using fewer dollars by taking advantage of the leverage factor.

●To provide a return of your stated principal amount in the event that the underlying return is negative and the final price is equal to or greater than the trigger price.

Maturity:	Approximately 24 months
Call threshold price:	•, which is equal to 100% of the initial price
Call premium:	14.00%
Leverage factor:	1.50
Trigger price:	•, which is equal to 80% of the initial price
Interest:	None
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

February 2025	Page 3

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Key Investment Rationale

If the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price, the Trigger PLUS will be redeemed early for an amount per Trigger PLUS equal to the stated principal amount plus a return equal to the call premium. If the Trigger PLUS are not redeemed early, investors can use the Trigger PLUS to (i) leverage returns from any positive performance of the underlying equity over the term of the Trigger PLUS by a factor of 1.50 and (ii) obtain contingent protection against a loss of the stated principal amount in the event that the underlying return is zero or negative and the final price is equal to or greater than the trigger price. At maturity, investors will receive an amount in cash based upon the underlying return and whether the final price is greater than the trigger price. If the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, investors will receive per Trigger PLUS a number of shares (and/or cash in lieu of any fractional share) of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. For the avoidance of doubt, if the exchange ratio is less than 1.0000, the payment at maturity for each Trigger PLUS will be the cash value of the fractional share.

Investors will not be entitled to receive any dividends paid with respect to the underlying equity and the Trigger PLUS do not pay interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Early redemption feature

If the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price, the Trigger PLUS will be redeemed early for an amount per Trigger PLUS equal to the early redemption payment $1,140.00. If the Trigger PLUS are redeemed early, you will receive only the early redemption payment regardless of the actual increase in the price of the underlying equity from the pricing date to the call observation date and you will not benefit from the leverage feature that applies to the payment at maturity if the underlying return is positive.

Upside Scenario	If the Trigger PLUS are not redeemed early and the underlying return is positive, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.00 plus the leveraged upside payment.

Par Scenario

If the Trigger PLUS are not redeemed early, the underlying return is zero or negative and the final price is equal to or greater than the trigger price, at maturity you will receive the stated principal amount at maturity.

Downside Scenario

If the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, at maturity you will receive per Trigger PLUS a number of shares of the underlying equity equal to the exchange ratio, which is equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the initial price. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. For the avoidance of doubt, if the exchange ratio is less than 1.0000, the payment at maturity for each Trigger PLUS will be the cash value of the fractional share. Any decline in the price of the underlying equity during the period between the valuation date and the maturity date will result in a return on the Trigger PLUS at maturity that is less than the return you would have received had UBS instead paid you the cash value of the exchange ratio as of the valuation date. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose a significant portion and, in extreme situations, all of your initial investment.

February 2025	Page 4

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

■You fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as that of an investment in the underlying equity.

■You believe that the price of the underlying equity will increase over the term of the Trigger PLUS and that (i) the closing price on the call observation date will be equal to or greater than the call threshold price or (ii) if the Trigger PLUS are not redeemed early, the final price will be greater than the initial price.

■You can tolerate receiving a number of shares (and/or cash in lieu of any fractional share) of the underlying equity per Trigger PLUS equal to the exchange ratio at maturity, the value of which is expected to be worth significantly less than the stated principal amount and may be worthless, if the Trigger PLUS are not redeemed early and the final price is less than the trigger price.

■You understand and accept that, if the Trigger PLUS are redeemed early, you will not benefit from the leverage factor and your potential return on the Trigger PLUS is limited to the early redemption payment, regardless of the increase in the price of the underlying equity.

■You are willing to invest in the Trigger PLUS based on the early redemption payment indicated on the cover hereof.

■You can tolerate receiving a payment at maturity that will be worth significantly less than the stated principal amount and may be zero if the final price is less than the trigger price.

■You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

■You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity.

■You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing and able to hold the Trigger PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Trigger PLUS.

■You are willing to assume the credit risk of UBS for all payments and deliveries under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts or deliveries due to you, including any repayment of principal.

■You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Trigger PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Trigger PLUS may not be suitable for you if:

■You do not fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You are not willing to make an investment that may have the same downside market risk as that of an investment in the underlying equity.

■You believe that the price of the underlying equity will decrease over the term of the Trigger PLUS and (i) the closing price on the call observation date will be less than the call threshold price and (ii) if the Trigger PLUS are not redeemed early, the final price will be less than the trigger price.

■You cannot tolerate receiving a number of shares (and/or cash in lieu of any fractional share) of the underlying equity per Trigger PLUS equal to the exchange ratio at maturity, the value of which is expected to be worth significantly less than the stated principal amount and may be worthless if the Trigger PLUS are not redeemed early the final price is less than the trigger price.

■You do not understand and accept that, if the Trigger PLUS are redeemed early, you will not benefit from the leverage factor and your potential return on the Trigger PLUS is limited to the early redemption payment, regardless of the increase in the price of the underlying equity.

■You are not willing to invest in the Trigger PLUS based on the early redemption payment indicated on the cover hereof.

■You require an investment designed to provide a full return of principal at maturity.

■You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.

■You seek current income from your investment or prefer to receive the dividends paid on the underlying equity.

■You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market.

■You are not willing to assume the credit risk of UBS for all payments and deliveries under the Trigger PLUS, including any repayment of principal.

February 2025	Page 5

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

How the Auto-Callable Trigger PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the underlying equity or any interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Stated principal amount:	$1,000.00 per Trigger PLUS
Hypothetical Initial price:	$100
Hypothetical Call threshold price:	$100, which is equal to 100% of the hypothetical initial price
Call Premium:	14.00%
Leverage factor:	1.50
Hypothetical Trigger Price:	$80, which is 80% of the hypothetical initial price
Hypothetical Exchange Ratio*:	10.0000 shares per Trigger PLUS*
Minimum Payment at Maturity:	None

* Equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the hypothetical initial price. If at maturity you receive a number of shares of the underlying equity equal to the exchange ratio, any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. For the avoidance of doubt, if the exchange ratio is less than 1.0000, your payment at maturity for each Trigger PLUS will be the cash value of the fractional share.

EXAMPLE 1: The closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price, the Trigger PLUS are redeemed early and investors receive the stated principal amount plus a return equal to the call premium.

Closing Price on the Call Observation Date	$105
Early Redemption Payment	= $1,000.00 + ($1,000.00 × Call Premium)
= $1,000.00 + ($1,000.00 × 14.00%)
= $1,140.00 (Early Redemption Payment)

In Example 1, the Trigger PLUS the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price and the Trigger PLUS are redeemed early. Therefore, on the early redemption payment date, investors receive the stated principal amount plus a return equal to the call premium, resulting in a payment at maturity of $1,140.00 per Trigger PLUS (a total return of 14.00%). Following an early redemption, no further amounts will be owed to you under the Trigger PLUS.

EXAMPLE 2: The Trigger PLUS are not redeemed early, the price of the underlying equity increases over the term of the Trigger PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final Price	$105
Underlying Return	($105 − $100) / $100 = 5.00%
Payment at Maturity	= $1,000.00 + Leveraged Upside Payment
= $1,000.00 + ($1,000.00 × Leverage Factor × Underlying Return)
= $1,000.00 + ($1,000.00 × 1.50 × 5.00%)
= $1,075.00 (Payment at Maturity)

In Example 2, the Trigger PLUS are not redeemed early, the underlying return is positive and equal to 5.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 1.50 times the underlying return, resulting in a payment at maturity of $1,075.00 per Trigger PLUS (a total return of 7.50%).

February 2025	Page 6

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

EXAMPLE 3: The Trigger PLUS are not redeemed early, the price of the underlying equity declines over the term of the Trigger PLUS, and investors receive the stated principal amount.

Final Price	$95
Underlying Return	($95 − $100) / $100 = −5.00%
Payment at Maturity	= $1,000.00 (Payment at Maturity)

In Example 3, the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is equal to or greater than the trigger price. Accordingly, investors receive the stated principal amount at maturity, resulting in a payment at maturity of $1,000.00 per Trigger PLUS (a total return of 0.00%).

EXAMPLE 4: The Trigger PLUS are not redeemed early, the price of the underlying equity declines over the term of the Trigger PLUS and investors will receive shares of the underlying equity equal to the exchange ratio (and/or cash in lieu of any fractional share).

Final Price	$40
Payment at Maturity	Payment at Maturity = Exchange Ratio
Exchange Ratio = $40 × 10.0000 shares = $400.00*
(Payment at Maturity = $400.00* (Payment at Maturity)

* Represents the approximate cash value of the exchange ratio as of the valuation date. Because the Trigger PLUS are physically settled, the actual value of the shares received and the total return on the Trigger PLUS at maturity will depend on the price of the underlying equity on the maturity date.

In Example 4, the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price such that the underlying return is -60%. Because the final price is less than the trigger price, investors will receive shares of the underlying equity equal to the exchange ratio with cash paid in lieu of any fractional share, the value of which, as of the valuation date, will equal $400.00 per Trigger PLUS (a loss of 60.00%). Any decline in the price of the underlying equity during the period between the valuation date and the maturity date will result in a return on the Trigger PLUS at maturity that is less than the return you would have received had UBS instead paid you the cash value of the exchange ratio as of the valuation date.

If the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, you will receive per Trigger PLUS a number of shares (and/or cash in lieu of any fractional share) of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

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Payment upon Early Redemption

If the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price, investors will receive the early redemption payment. Following an early redemption, no further amounts will be owed to you under the Trigger PLUS.

If the Trigger PLUS are redeemed early, you will receive only the early redemption payment regardless of the actual increase in the price of the underlying equity and you will not benefit from the leverage feature that applies to the payment at maturity if the underlying return is positive.

Payment at Maturity

If the Trigger PLUS are not redeemed early, at maturity, investors will receive for each Trigger PLUS that they hold an amount in cash based upon the underlying return of the underlying equity on the valuation date, as determined as follows:

If the underlying return is positive:

  $1,000.00 + Leveraged Upside Payment

If the underlying return is zero or negative and the final price is equal to or greater than the trigger price:

$1,000.00

Stated Principal Amount
$1,000.00

If the underlying return is negative and the final price is less than the trigger price:

a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio

Accordingly, if the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, you will receive per Trigger PLUS a number of shares (and/or cash in lieu of any fractional share) of the underlying equity, the value of which is expected to be worth significantly less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS.

Risks Relating to Return Characteristics

￭The Trigger PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the Trigger PLUS are not redeemed early, UBS will repay the stated principal amount of the Trigger PLUS at maturity only if the final price is equal to or greater than the trigger price. If the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, you will receive per Trigger PLUS a number of shares (and/or cash in lieu of any fractional share) of the underlying equity equal to the exchange ratio, the value of which is expected to be worth significantly less than your stated principal amount and could be worthless. If you receive the shares of the underlying equity, the percentage loss on your initial investment, as of the valuation date, will be equal to the percentage decline of the price of the underlying equity from the initial price to the final price.

Additionally, in the event that the Trigger PLUS are not redeemed early, the underlying return is negative and the final price is less than the trigger price, any decline in the price of the underlying equity from the valuation date to the maturity date will cause your return on the Trigger PLUS to be less than the return you would have received had UBS instead paid you the cash value.

￭If the Trigger PLUS are redeemed early your return on the Trigger PLUS is limited to the early redemption payment. If the closing price of the underlying equity on the call observation date is equal to or greater than the call threshold price, the Trigger PLUS will be automatically redeemed for the early redemption payment, regardless of the actual increase in the price of the underlying equity (which may be significant). No further payments will be made on the Trigger PLUS once they have been redeemed.

￭The leverage factor applies only if the Trigger PLUS are not redeemed early and you hold the Trigger PLUS to maturity. If the Trigger PLUS are redeemed early, you will not benefit from the leverage feature that applies only to the payment at maturity if the final price is greater than the initial price. Even if the Trigger PLUS are redeemed early and the final price is greater than the initial price, the payment at maturity may be less than the payment you would have received if the Trigger PLUS were redeemed early. If the Trigger PLUS are not redeemed early, you should be willing to hold the Trigger PLUS to maturity. If you are able to sell the Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return, even if such return is positive. You can receive the full benefit of the early redemption payment only if the Trigger PLUS are redeemed early and the leverage factor from UBS only if the Trigger PLUS are not redeemed early and you hold the Trigger PLUS to maturity.

■Early redemption risk. The term of your investment in the Trigger PLUS may be limited to as short as approximately 12 months by the early redemption feature of the Trigger PLUS. If the Trigger PLUS are redeemed early, you will receive no further payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the Trigger PLUS at a comparable return for a similar level of risk.

￭Owning the Trigger PLUS is not the same as owning the underlying equity. The return on the Trigger PLUS may not reflect the return you would realize if you actually owned the underlying equity. For example, if the Trigger PLUS are redeemed early, your return on the Trigger PLUS is limited to the call premium, while the potential return on a direct investment in the underlying equity would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Trigger PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Trigger PLUS. Similarly, unless and until you receive shares of the underlying equity equal to the exchange ratio on the maturity date, as an owner of the Trigger PLUS, you will not have voting rights or any other rights that a holder of the underlying equity would have.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Risks Relating to Characteristics of the Underlying Equity

￭Single equity risk. The return on the Trigger PLUS, which may be negative, is linked to the performance of the underlying equity. The closing price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Trigger PLUS, should make your own investigation into the underlying equity issuer and the underlying equity for your Trigger PLUS. For additional information regarding the underlying equity, please see “Information About the Underlying Equity” below and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

￭There can be no assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall and there can be no assurance that the closing price will be equal to or greater than the call threshold price or, if the Trigger PLUS are not redeemed early, that the final price will be greater than the initial price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Trigger PLUS are not redeemed early, you may lose a significant portion or all of your initial investment.

￭No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Trigger PLUS. We have not made any due diligence inquiry with respect to the underlying equity in connection with the offering.

Estimated Value Considerations

￭The issue price you pay for the Trigger PLUS will exceed their estimated initial value. The issue price you pay for the Trigger PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Trigger PLUS by reference to our internal pricing models and the estimated initial value of the Trigger PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the price, volatility and any dividends paid on the underlying equity, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the pricing date will be less than the issue price you pay for the Trigger PLUS.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Equity —Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Trigger PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Trigger PLUS and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Trigger PLUS will develop. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Trigger PLUS at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Trigger PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of the Trigger PLUS prior to maturity. The market price of the Trigger PLUS will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Trigger PLUS.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in business with the underlying equity, which may present a conflict between the interests of UBS and you, as a holder of the Trigger PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing price of the underlying equity. The calculation agent can postpone the determination of the initial price, closing price or final price (and therefore the original issue date, early redemption payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date, call observation ate or valuation date, respectively. As UBS determines the economic terms of the Trigger PLUS, including the call threshold price, call premium, leverage factor and trigger price, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Trigger PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Trigger PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Trigger PLUS. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Trigger PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Trigger PLUS to you. You should be

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Trigger PLUS to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the Trigger PLUS. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price of the underlying equity. Additionally, these hedging or trading activities during the term of the Trigger PLUS could potentially affect the final price of the underlying equity on the valuation date and, accordingly, any amounts payable on the Trigger PLUS. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

￭We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests and thus may acquire non-public information about the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.

￭Potential UBS impact on an underlying equity. Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of the underlying equity, may adversely affect the market price(s) or level(s) of that underlying equity on the call observation date or on the valuation date and, therefore, the market value of the Trigger PLUS and any payment or deliveries on the Trigger PLUS.

￭Following certain events, the calculation agent can make adjustments to the underlying equity and terms of the Trigger PLUS that may adversely affect the market value of, and return on, the Trigger PLUS. The calculation agent may make adjustments to the initial price, exchange ratio, trigger price, call threshold price, and/or final price or any other term of the Trigger PLUS and, in some instances, may replace the underlying equity, for certain events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of, and any amounts payable or deliverable on, the Trigger PLUS may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Trigger PLUS resulting solely from any such event to achieve an equitable result, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Trigger PLUS in making these determinations. Following certain events relating to the underlying equity issuer, such as a reorganization event or a delisting or suspension of trading, the return on the Trigger PLUS may be based on the shares of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity, if applicable, or on the common stock issued by another company. If as a result of the occurrence of a market disruption event, the calculation agent determines that the physical delivery of all or any portion of the exchange ratio is prohibited, restricted, impractical or otherwise impaired, the value of all or the affected portion of the exchange ratio will be valued by the calculation agent as described in the product supplement and settled by cash payment. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Trigger PLUS. If UBS were to default on its obligations, you may not receive any amounts or deliveries owed to you under the terms of the Trigger PLUS, you could lose all of your initial investment.

￭The Trigger PLUS are not bank deposits. An investment in the Trigger PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Trigger PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Trigger PLUS and/or the ability of UBS to make payments thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Trigger PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Trigger PLUS, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Trigger PLUS. Prior to any debt-to-equity swap or write-off with respect to any Trigger PLUS, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Trigger PLUS; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Trigger PLUS will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Trigger PLUS. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Trigger PLUS, the price or value of their investment in the Trigger PLUS and/or the ability of UBS to satisfy its obligations under the Trigger PLUS and could lead to holders losing some or all of their investment in the Trigger PLUS.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Trigger PLUS may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Trigger PLUS and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Trigger PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax Considerations” herein and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and consult your tax advisor about your tax situation.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Information About the Underlying Equity

L3Harris Technologies, Inc.

According to publicly available information, L3Harris Technologies, Inc. (“L3Harris”) provides products, systems and services with defense, civil government and commercial applications. On June 29, 2019, L3 Technologies, Inc. merged with and into Harris Corporation in an all-stock transaction and Harris Corporation was renamed L3Harris Technologies, Inc. Harris Corporation’s common stock previously traded on the New York Stock Exchange under ticker symbol “HRS” and, after the merger, began trading on the New York Stock Exchange under the ticker symbol “LHX”. Information filed by L3Harris with the SEC can be located by reference to its SEC file number: 001-03863, or its CIK Code: 0000202058.

Information as of market close on February 13, 2025:

Bloomberg Ticker Symbol:	LHX UN <Equity>	52 Week High (on November 11, 2024):	$264.22
Current Stock Price:	$200.00	52 Week Low (on February 13, 2025):	$200.00
52 Weeks Ago (on February 13, 2024):	$207.98

All disclosures contained in this document regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided above.

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Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the specified period. The closing price of the underlying equity on February 13, 2025 was $200.00 (the “hypothetical initial price”). The associated graph shows the closing prices of the underlying equity for each day from January 1, 2015 to February 13, 2025. The dotted lines represent a hypothetical trigger price of $160.00 and a hypothetical call threshold price of $200.00, which are equal to 80.00% and 100.00%, respectively, of the hypothetical initial price. The actual initial price, trigger price and call threshold price will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the call observation date or the valuation date.

L3Harris Technologies, Inc.	High	Low	Period End
2021
First Quarter	$203.08	$171.51	$202.68
Second Quarter	$223.72	$203.62	$216.15
Third Quarter	$234.50	$218.23	$220.24
Fourth Quarter	$244.73	$202.02	$213.24
2022
First Quarter	$270.74	$209.29	$248.47
Second Quarter	$260.80	$221.57	$241.70
Third Quarter	$243.97	$207.83	$207.83
Fourth Quarter	$252.80	$204.56	$208.21
2023
First Quarter	$215.85	$190.78	$196.24
Second Quarter	$204.43	$175.92	$195.77
Third Quarter	$202.56	$167.94	$174.12
Fourth Quarter	$210.92	$161.28	$210.62
2024
First Quarter	$215.96	$202.92	$213.10
Second Quarter	$226.69	$200.34	$224.58
Third Quarter	$243.27	$221.96	$237.87
Fourth Quarter	$264.22	$208.94	$210.28
2025
First Quarter (through February 13, 2025)	$222.86	$200.00	$200.00

February 2025	Page 16

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

The Common Stock of L3Harris Technologies, Inc. – Daily Closing Prices January 1, 2015 to February 13, 2025

300
250
200
150
100
50
0
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025

February 2025	Page 17

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Additional Information About the Trigger PLUS

General Information
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communication network.
Tax considerations:

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Trigger PLUS as prepaid derivative contracts with respect to the underlying equity. If your Trigger PLUS are so treated, you should generally recognize gain or loss upon the taxable disposition of your Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if you hold your Trigger PLUS for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. The deductibility of capital losses is subject to limitations.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the underlying equity that you may receive at maturity in connection with your investment in the Trigger PLUS. If your Trigger PLUS are physically settled at maturity by delivery to you of shares of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the underlying equity received at maturity.

If the Trigger PLUS are physically settled, you should generally not recognize gain or loss with respect to the shares of the underlying equity received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the underlying equity (including any fractional share for which cash is received) equal to your adjusted tax basis in the Trigger PLUS and should have a holding period in the shares of the underlying equity beginning on the day after receipt of a number of shares of the underlying equity equal to the exchange ratio. With respect to any cash received in lieu of a fractional share of the underlying equity, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the underlying equity equal to the exchange ratio is treated as a taxable settlement of the Trigger PLUS followed by a purchase of the shares of the underlying equity pursuant to the original terms of the Trigger PLUS. If the receipt of a number of shares of the underlying equity equal to the exchange ratio is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your Trigger PLUS, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above, as described further under

February 2025	Page 18

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

“Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Trigger PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Trigger PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the underlying equity that you may receive at maturity in connection with your investment in the Trigger PLUS. If the Trigger PLUS are physically settled by delivery to you of a number of shares of the underlying equity equal to the exchange ratio, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying equity that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

Section 897. We will not attempt to ascertain whether the underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Trigger PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Trigger PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Trigger PLUS upon a taxable disposition of the Trigger PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity issuer as a USRPHC and the Trigger PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the

February 2025	Page 19

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Trigger PLUS are not “delta-one” with respect to the underlying equity, our special U.S. tax counsel is of the opinion that the Trigger PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Trigger PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Trigger PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity, underlying equity issuer or your Trigger PLUS, and following such occurrence your Trigger PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying equity, underlying equity issuer or the Trigger PLUS. If you enter, or have entered, into other transactions in respect of the underlying equity, underlying equity issuer or the Trigger PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger PLUS.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Trigger PLUS is unclear, it is possible that any payment with respect to the Trigger PLUS could be subject to the FATCA rules. If withholding applies to the Trigger PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Trigger PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS, and any shares of the underlying equity received, arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use

February 2025	Page 20

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.

In connection with the sale of the Trigger PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying equity or underlying equity issuer, or purchases and sales of Trigger PLUS, in each case before, on and/or after the pricing date of the Trigger PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the Trigger PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Trigger PLUS from time to time and payment on the Trigger PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC will agree to resell all of the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on sales to EEA retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

February 2025	Page 21

Auto-Callable Trigger PLUSSM due on or about February 25, 2027 $• Based on the Common Stock of L3Harris Technologies, Inc. Principal at Risk Securities

Prohibition on sales to UK retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

February 2025	Page 22

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Summary Terms	1
Additional Information About UBS and the Trigger PLUS	2
Investment Overview	3
Key Investment Rationale	4
Investor Suitability	5
How the Auto-Callable Trigger PLUS Work	6
Payment upon Early Redemption	8
Payment at Maturity	8
Risk Factors	9
Information About the Underlying Equity	15
Historical Information	16

Additional Information About the Trigger PLUS…………	18

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72

Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$●

UBS AG Auto-Callable Trigger PLUSSM

due on or about February 25, 2027

Preliminary Pricing Supplement dated February 18, 2025
(To Product Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank

UBS Securities LLC